Exhibit 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of December 31, 2013 (the “Effective Date”) between SILICON VALLEY BANK, a California corporation (“Bank”), and GSV CAPITAL CORP., a Maryland corporation (“Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:

1            ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2            LOAN AND TERMS OF PAYMENT; FEES; TERMINATION

2.1         Promise to Pay. Borrower promises to pay Bank the unpaid principal amount of all Credit Extensions and interest on the unpaid principal amount of the Credit Extensions as and when due in accordance with this Agreement.

2.2         Revolving Advances.

(a)          Availability. Subject to the terms of this Agreement, Bank will make Advances not exceeding the lesser of the Revolving Line or the Borrowing Base. Amounts borrowed under this Section may be repaid from time to time and, prior to the Maturity Date, reborrowed from time to time during the term of this Agreement subject to the applicable terms herein.

(b)          Repayment. The Revolving Line terminates on the Maturity Date, on which date all Advances shall be immediately payable.

(c)          Prepayment. Subject to Section 2.5(b), if applicable, Borrower may prepay the Advances at any time without fee or penalty, provided that Borrower shall pay all accrued but unpaid interest on such Advance with such prepayment.

2.3         Overadvances. If Borrower’s Obligations under Section 2.2 exceed the lesser of either the Revolving Line or the Borrowing Base, Borrower shall immediately pay Bank the excess. If Borrower fails to comply with this Section, in addition to being an Event of Default under Section 8.2(a), (i) the existing Advances shall accrue interest on the outstanding principal balance at a per annum rate equal to the greater of (A) eight and three quarters of one percentage point (8.75%) above the Prime Rate or (B) twelve percent (12.0%) until such time as the overadvance is cured, and (ii) Borrower shall escrow its cumulative Management Fees at an account with Bank with a designation that Bank shall be the beneficiary of such amounts deposited until such time as Borrower complies with the covenant.

2.4         Interest Rate, Payments.

(a)          Interest Rate. Accrued and unpaid interest due on the Credit Extensions is payable on the first day of each month. Subject to Sections 2.3 and 6.6, Advances shall accrue interest on the outstanding principal balance at a per annum rate equal to the greater of (i) four and three quarters of one percentage point (4.75%) above the Prime Rate or (ii) eight percent (8.0%). Interest is computed on a 360 day year for the actual number of days elapsed. Upon the occurrence and during the continuation of an Event of Default, Obligations accrue interest at five percent (5.00%) above the rate effective immediately before the Event of Default and shall accrue from the initial date of such Event of Default until such Event of Default is waived, and shall be payable upon demand. The interest rate increases or decreases when the Prime Rate changes. Payment or acceptance of the increased interest rate provided in this Section 2.4(a) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

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(b)          Payments. All payments (including prepayments) to be made by Borrower under any Loan Document shall be made in immediately available funds in U.S. Dollars, without setoff or counterclaim, before 12:00 p.m. Pacific time on the date when due. Payments received after 12:00 noon Pacific Time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest accrue.

(c)          Debit of Accounts; Computation. Upon the occurrence and during the continuance of an Event of Default, Bank may debit, or cause to be debited through exercise of control pursuant to the Account Control Agreement, as applicable, any of Borrower’s deposit accounts including U.S. Bank National Association Account Number for principal and interest payments owing or any amounts Borrower owes Bank under this Agreement. These debits are not a set-off. Bank will promptly notify Borrower when it debits Borrower's accounts. Interest is computed on a 360 day year for the actual number of days elapsed.

2.5         Fees. Borrower will pay Bank:

(a)          Facility Fee. A fully earned, non-refundable facility fee equal to (i) $180,000 on the Effective Date and (ii) $180,000 on each anniversary of the Effective Date;

(b)          Early Termination Fee. Upon termination of this Agreement pursuant to Section 2.6, in addition to the payment of any other amounts then-owing, a termination fee in an amount equal to (i) $90,000, if this Agreement is terminated at any time on or before the first anniversary of the Closing Date; (ii) $45,000, if this Agreement is terminated at any time after the first anniversary of the Closing Date through the day before the second anniversary of the Closing Date; or (iii) $22,500, if this Agreement is terminated at any time on or after the second anniversary of the Closing Date; and

(c)          Bank Expenses. All Bank Expenses that are incurred through and after the date of this Agreement, and such Bank Expenses are payable when due.

2.6         Termination. Borrower may terminate this Agreement for any reason and at any time prior to the Maturity Date upon five (5) Business Days prior written notice to Bank, and such termination shall be effective upon the date specified in such termination notice so long as all amounts due to Bank pursuant to this Agreement shall be paid to Bank on or before the effective date, at which time Bank shall not have any further obligation to extend credit to Borrower.

3            PROCEDURES; CONDITIONS OF LOANS

3.1         Procedures for Borrowing. To obtain a Credit Extension, Borrower shall notify Bank by delivering to Bank the Loan Payment/Advance Request Form attached as Exhibit B by facsimile or electronic mail in portable document format (PDF) by 12:00 noon Pacific Time on the Business Day that the Credit Extension is to be made (each, a “Credit Extension Date”). Bank will credit the Advances to Borrower's deposit account on the Credit Extension Date. Bank may make Credit Extensions under this Agreement based on instructions from a Responsible Officer or his or her designee, provided that Borrower may not use the proceeds of any Credit Extensions to repay amounts owing to Bank.

3.2         Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that it receives, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a)          duly executed original signatures to any Loan Documents entered into as of the Effective Date;

(b)          a duly executed Corporate Borrowing Certificate;

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(c)          the Schedule, together with any attachments thereto, completed by Borrower;

(d)          a copy of the Organizational Documents of the Borrower;

(e)          a good standing certificate of Borrower certified by the Secretary of State of the jurisdiction in which it is organized as of a date no earlier than thirty (30) days prior to the Effective Date;

(f)          duly executed original signatures to an account control agreement in form and substance acceptable to Bank; and

(g)          payment of the fees and Bank Expenses then due as specified in Section 2.5 hereof.

3.3         Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a)          timely receipt of any Loan Payment/Advance Request Form in accordance with Section 3.1;

(b)          the representations and warranties in this Agreement shall be true, accurate, and complete in all respects on the date of the Loan Payment/Advance Request Form and on the funding date of each Credit Extension (in each case, except for those representations made as of a specific date), and no Event of Default shall have occurred and be continuing or result from the Credit Extension Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all respects (in each case, except for those representations made as of a specific date); and

(c)          Bank’s obligation to lend the undisbursed portion of the Credit Extensions will terminate if, in Bank’s reasonable discretion, (i) there has been a material adverse change in the general affairs, management, results of operations, financial or other condition of Borrower, or the prospect of repayment of the Obligations or (ii) Borrower is competing with Bank in providing loans (other than bridge financing in the ordinary course of business consistent with past practices) to Borrower’s Portfolio Companies or a Subsidiary of Borrower either directly or indirectly.

4            CREATION OF SECURITY INTEREST

4.1         Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder during the term of this Agreement shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein during the term of this Agreement.

           Borrower agrees that, unless otherwise agreed in a writing signed by Bank and Borrower, if, on the effective date of the termination of this Agreement, there are (A) any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to (i), if the letter of credit is denominated in U.S. Dollars, one hundred five percent (105%) of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment) and (ii), if the letter of credit is denominated in Foreign Currency, one hundred ten percent (110%) of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), in each case, to secure all of the Obligations relating to such Letters of Credit and (B) any obligations outstanding under any other Bank Service Agreements, then on such date Borrower shall provide to Bank cash collateral in an amount reasonably satisfactory to Bank.

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4.2         Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral, except to the extent otherwise provided herein. If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Promptly following the payment in full in cash of the Obligations and at such time as Bank’s obligation to make Credit Extensions and this Agreement have terminated, Bank shall, at Borrower’s sole cost and expense, execute and deliver such documents as are necessary to release its Liens in the Collateral and all rights therein shall revert to Borrower or the person lawfully entitled thereto.

4.3         Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.

5            REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1         Due Organization and Authorization. Borrower is duly existing and in good standing in its jurisdiction of formation and qualified and licensed to do business in, and in good standing in, any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. Borrower has not changed its jurisdiction of formation or its organizational form or type or any organizational number (if any) assigned by its jurisdiction of formation. The execution, delivery and performance of the Loan Documents entered into as of the Effective Date and, for those entered into after the Effective Date, on such future date, have been duly authorized, and do not conflict with Borrower's formation documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower has obtained any and all necessary consents to enter into this Agreement. Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

5.2         Collateral. Borrower has good title to the Collateral, free of Liens except Permitted Liens.

5.3         Organizational Documents. The Organizational Documents of Borrower given to the Bank as of the Effective Date are true and correct copies of such documents and are in full force and effect. There are no restrictions in any such agreements on Borrower’s entering into and performing its obligations under this Agreement.

5.4         Litigation. Except as shown in the Schedule, there are no actions or proceedings pending or, to the knowledge of Borrower’s Responsible Officers, threatened by or against Borrower in which a likely adverse decision could reasonably be expected to cause a Material Adverse Change.

5.5         No Material Adverse Change in Financial Statements. All financial statements for Borrower delivered to Bank fairly present in all material respects Borrower's financial condition and Borrower's results of operations. There has not been any material deterioration in Borrower’s financial condition since the date of the most recent financial statements submitted to Bank.

5.6         Solvency. The fair salable value of Borrower's assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; the Borrower will not be left with unreasonably small capital after the transactions in this Agreement; and Borrower will be able to pay its debts (including trade debts) as they mature.

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5.7         Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8         Regulatory Compliance. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated in any material respect any material laws, ordinances or rules. None of Borrower's properties or assets has been used by Borrower or, to the best of Borrower's knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted.

5.9         Use of Proceeds. Borrower shall use the proceeds of each Advance solely as follows: (a) to make Investments in Portfolio Companies, (b) for working capital and general corporate purposes, including for the avoidance of doubt payment of dividends in accordance with the terms of this Agreement, and (c) to pay costs and expenses required to be paid pursuant to this Agreement, in each case, not in contravention of any applicable law and not in violation of this Agreement.

5.10       Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank in connection with the negotiation of this Agreement and the other Loan Documents entered into as of the Effective Date and, for those entered into after the Effective Date, on such future date, or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) when taken as a whole (and after giving effect to all updates, modifications and supplements) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected and forecasted results.

5.11       Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

6            AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1         Government Compliance. Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, in all material respects, with all laws, ordinances and regulations to which it is subject.

6.2         Financial Statements, Reports, Certificates. Provide Bank with the following:

(a)          Quarterly Valuation Report. As soon as available, but no later than forty-five (45) days after the last day of each calendar quarter, a valuation report for each Portfolio Company in a form acceptable to Bank; provided, however, that the foregoing shall in no way restrict or limit the authority and discretion of Borrower’s Board of Directors to determine the fair value of each Portfolio Company;

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(b)          Quarterly Compliance Certificate. With the delivery of the financial statements in Section 6.2(f), a duly completed Compliance Certificate, in the form set forth in Exhibit C attached hereto, signed by a Responsible Officer, certifying that as of the end of such quarter, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank may reasonably request;

(c)          Borrowing Base Certificate. Within forty-five (45) days after the last day of each quarter, a duly completed Borrowing Base Certificate, in the form set forth in Exhibit B attached hereto, signed by a Responsible Officer and such other information as Bank may reasonably request;

(d)          Annual Operating Budget and Financial Projections. Within forty-five (45) days after the last day of each quarter, a rolling eight (8) quarter liquidity forecast;

(e)          Loans to Portfolio Borrowers. Within forty-five (45) days after the last day of each quarter, a report listing each loan made by Borrower to a Portfolio Company, including term, interest rate, amount.

(f)           SEC Filings. Within five (5) days of filing, copies of all periodic and other reports, proxy statements, and other materials, including but not limited to audited annual financial statements and quarterly financial statements included in Borrower’s Form 10-K and Form 10-Q, as applicable, filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet at Borrower’s website address; provided, however, Borrower shall promptly notify Bank in writing (which may be by electronic mail) of the posting of any such documents;

(g)          Legal Action Notice. A prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries, including without limitation any notices by the SEC or any Governmental Authority, that could result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate $100,000) or more, but only to the extent that Borrower is not prohibited from disclosing such information; and

(h)          Other Financial Information. Other financial information reasonably requested by Bank.

6.3         Insurance. Keep its business insured for risks and in amounts as are customary for Borrower’s type of business.

6.4         Taxes. Make timely payment of all material federal, state, and local taxes or assessments and will deliver to Bank, on demand, appropriate certificates attesting to the payment.

6.5         Primary Bank Accounts. Maintain its primary depository and operating account relationship with Bank, and cause GSV Asset Management, LLC, in each case, within six (6) months of the Effective Date, to maintain its primary depository and operating account relationship with Bank; provided, however, that Borrower and GSV Asset Management, LLC, may maintain other accounts, including custody accounts, as each may deem appropriate or necessary in its reasonable discretion, including, for the avoidance of doubt, any custody account with U.S. Bank National Association, provided if required by Bank, any accounts in the aggregate that exceed $50,000 shall be subject to an account control agreement satisfactory to Bank.

6.6         Out of Debt. Borrower shall cause all Credit Extensions to be repaid, with no balance to be outstanding hereunder, for a period of thirty (30) consecutive days per every twelve months; provided, if Borrower fails to satisfy the foregoing covenant, in addition to being an Event of Default under Section 8.2(a), (i) Borrower shall pay to Bank within thirty (30) days, an amount equal to one percent (1%) of the outstanding Obligations, (ii) outstanding Advances shall accrue interest on the outstanding principal balance at a per annum rate equal to the greater of (A) eight and three quarters of one percentage point (8.75%) above the Prime Rate or (B) twelve percent (12.0%) until Borrower is in compliance with this covenant, and (iii) Borrower shall escrow its cumulative Management Fees at an account with Bank with a designation that Bank shall be the beneficiary of such amounts deposited until such time as Borrower complies with the covenant.

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6.7         Minimum Liquidity. Maintain at all times a minimum aggregate of (a) cash at Bank of at least $2,500,000 plus (b) Marketable Securities of at least the greater of (X) four (4) quarters of projected fees and expenses or (Y) $10,000,000.

6.8         Notification of Liquidity Events and Distributions. Borrower will notify Bank (i) within ten (10) days of all closed Liquidity Events for its Portfolio Companies that result in a realized loss of ten percent (10%) or greater in the value of Borrower’s investment in such Portfolio Company and (ii) five (5) days prior to payment of any dividend.

6.9         Organizational Documents. Operate in accordance with the terms of the Organizational Documents or as otherwise permitted in accordance with Section 7.9 hereof.

6.10       Valuation Reports. From the date hereof and continuing through the termination of this Agreement, Borrower shall permit SVB Analytics to submit proposals to provide valuation services to Borrower, including with respect to the preparation of initial and quarterly valuation reports for each new Portfolio Company; provided that, Borrower shall be under no obligation to retain SVB Analytics.

6.11       Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower's books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank relating to Borrower.

6.12       Further Assurances. Borrower will execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank's security interest in the Collateral or to effect the purposes of this Agreement.

7            NEGATIVE COVENANTS

Borrower shall not do any of the following:

7.1         Dispositions. Convey, sell, lease, transfer or otherwise dispose of all or substantially all of its business or property outside the ordinary course of business of Borrower.

7.2         Changes in Business, Change in Adviser, Dissolution. (a) Engage in any business other than the businesses set forth in Borrower’s Investment Policies or businesses reasonably related thereto; (b) cease to have GSV Asset Management, LLC, serve as Borrower’s investment adviser without the prior consent of Bank; (c) if a Fundamental Change (as defined under the 2013 Convertible Notes Indenture) occurs or (d) dissolve, or permit any circumstance to occur that permits any Person to seek the dissolution of Borrower.

7.3         Mergers or Acquisitions. Merge or consolidate with or into any other Person, unless Borrower is the continuing or surviving entity in such a transaction.

7.4         Indebtedness. (a) Create, incur, assume, or be liable for any Indebtedness, other than Permitted Indebtedness not to exceed fifty percent (50%) of Borrower’s then-applicable Net Asset Value or (b) permit any Subsidiary to create, incur, assume, or be liable for any Indebtedness.

7.5         Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, except for Borrower’s assets pledged to secure the Secured Obligations in connection with the 2013 Convertible Notes Indebtedness or any assets pledged under substantially similar terms to secure Additional Convertible Notes Indebtedness.

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7.6         Investments. Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments.

7.7         Distributions. Pay any dividends or make any distribution or payment to its shareholders except pursuant to and in accordance with the Organizational Documents of Borrower in the ordinary course of business at any time that an Event of Default has not occurred or would not exist after giving effect to such dividend, distribution or payment. Notwithstanding the preceding sentence, Borrower may declare, pay or make any distribution or dividend necessary to qualify or to maintain its qualification as a regulated investment company (as defined under Section 851 of the Internal Revenue Code) or to avoid the imposition of a federal excise tax on undistributed earnings under Section 4982 of the Internal Revenue Code.

7.8         Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except (i) for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a nonaffiliated Person and (ii) for transactions provided in the Investment Advisory Agreement and the Administration Agreement.

7.9         Organizational Documents. Permit any provision in the Organizational Documents of Borrower to be amended or waived in a manner adverse to Bank.

7.10       Compliance. Undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to (a) meet the minimum funding requirements of ERISA, (b) prevent a Reportable Event or Prohibited Transaction, as defined in ERISA, from occurring, or (c) comply with the Federal Fair Labor Standards Act, the failure of any of the conditions described in clauses (a) through (c) which could reasonably be expected to have a Material Adverse Change as provided for under Section 8.3(a); or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Change as provided for under Section 8.3(a), or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8            EVENTS OF DEFAULT

Any one of the following is an Event of Default:

8.1         Payment Default. If Borrower fails to pay any of the Obligations within 3 days after their due date (which 3 day cure period shall not apply to payments due on the Maturity Date); During such cure period no Credit Extensions will be made;

8.2         Covenant Default.

(a)          If Borrower fails to perform any obligation under Sections 2.3, 6.6, 6.7, 6.8 or violates any of the covenants contained in Section 7 of this Agreement,

(b)          If Borrower fails to perform any obligation under Sections 6.2, 6.3, 6.4, 6.5 and as to any such default, has failed to cure the default within ten (10) days after the occurrence thereof; or

(c)          Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or other Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within fifteen (15) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the fifteen (15) day period or cannot after diligent attempts by Borrower be cured within such fifteen (15) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to the covenants set forth in clause (a) above;

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8.3         Material Adverse Change. If there (a) occurs a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower, or (b) is a material impairment of the prospect of repayment of any portion of the Obligations; or (c) is a material impairment of the value or priority of Bank’s security interests in the Collateral (the foregoing being defined as a “Material Adverse Change”);

8.4         Attachment. If any material portion of Borrower's Collateral is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days, or if Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business or if a judgment or other claim becomes a Lien on a material portion of Borrower's Collateral, or if a notice of lien, levy, or assessment is filed against any of Borrower's Collateral by any government agency and not paid within ten (10) days after Borrower receives notice; provided, however, for clarity, this Section 8.4 shall not apply to any of Borrower’s assets that are excluded from Collateral and pledged to secure the Secured Obligations in connection with the 2013 Convertible Notes Indebtedness or any assets that are permitted to be subsequently excluded from Collateral and pledged under substantially similar terms to secure Additional Convertible Notes Indebtedness. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions will be made during the cure period);

8.5         Insolvency. If Borrower becomes insolvent or if Borrower begins an Insolvency Proceeding or an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within 30 days (but no Credit Extensions will be made before any Insolvency Proceeding is dismissed);

8.6         Other Agreements. There is, under any agreement to which Borrower is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of One Million Dollars ($1,000,000) (it being understood that none of: (w) the conversion features under the 2013 Convertible Notes Indebtedness, the Additional Convertible Notes Indebtedness, or other convertible notes issued by Borrower; (x) the triggering and/or settlement thereof or in respect of the repurchase of such notes at the option of the holder, or (y) any cash payment made in respect thereof, shall constitute the acceleration of maturity for purposes of this clause (a)); or (b) any breach or default by Borrower, the result of which could have a Material Adverse Change as provided for under Section 8.3(a) herein;

8.7         Organizational Documents. If any of the Organizational Documents of Borrower ceases to be in full force and effect;

8.8         Investment Advisory Agreement. If the Investment Advisory Agreement ceases to be in full force and effect;

8.9         Judgments. If a money judgment(s) in the aggregate of at least $500,000 in excess of applicable insurance coverage is rendered against Borrower and is not satisfied, stayed, vacated, or discharged for 15 days (but no Credit Extensions will be made before the judgment is stayed, satisfied, vacated, or discharged);

8.10       Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) cause, or could reasonably be expected to cause, a Material Adverse Change, or (ii) adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction; or

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8.11       Misrepresentations. If Borrower or any Person acting for Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document.

9            BANK'S RIGHTS AND REMEDIES

9.1         Rights and Remedies. When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a)          declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b)          stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c)          apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(d)          Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Bank considers advisable; notify any Person owing Borrower money of Bank's security interest in the funds and verify the amount of the Account. Borrower must collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the account debtor, with proper endorsements for deposit;

(e)          for any Letters of Credit, demand that Borrower (i) deposit cash with Bank in an amount equal to (y), if the letter of credit is denominated in U.S. Dollars, 105% of the aggregate face amount of all Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)) and (z), if the letter of credit is denominated in Foreign Currency, 110% of the Dollar Equivalent of the aggregate face amount of all Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), in each case, to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(f)           terminate any FX Contracts;

(g)          Bank may place a “hold” on any account maintained with Bank by Borrower only and deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral relating to such account;

(h)          Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower will assemble the Collateral if Bank requires and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien on the Collateral which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(i)           Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral; and

(j)           Dispose of the Collateral according to the Code.

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9.2         Right of Setoff; Deposit Accounts. Upon the occurrence and during the continuance of an Event of Default, Bank may at any time and from time to time, (a) set off against, and to appropriate and apply to the payment of, the obligations and liabilities of the Borrower under the Loan Documents (whether matured or unmatured, fixed or contingent or liquidated or unliquidated) any and all amounts owing by Bank to Borrower (whether payable in U.S. Dollars or any other currency, whether matured or unmatured, and, in the case of deposits, whether general or special, time or demand and however evidenced) and (b) pending any such action, the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Bank in its sole discretion may elect.

9.3         Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.4         Bank Expenses. Upon the occurrence and during the continuance of an Event of Default, (a) if Borrower fails to pay any amount or furnish any required proof of payment to third persons, Bank may make all or part of the payment or obtain insurance policies required in Section 6.4, and take any action under the policies Bank deems prudent and (b) any amounts paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then applicable rate and secured by the Collateral. No such payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.5         Bank's Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank is not liable for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other person. Except as provided above, Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6         Payments Collection. At any time after the occurrence and during the continuance of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount so owing. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.7         No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.8         Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

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10          NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile or electronic mail transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower	GSV CAPITAL CORP.
2925 Woodside Road
Woodside, CA 94062
Attn: Steve Bard
E-mail: sbard@gsvam.com

If to Bank	Silicon Valley Bank
3000 Sand Hill Road, Building 3, Suite 150
Menlo Park, CA 94025
Attn: Frank Amoroso
Fax: (650) 233-9031
Email: famoroso@svb.com

11          CHOICE OF LAW; VENUE; JURY TRIAL WAIVER AND JUDICIAL REFERENCE

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

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WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12          GENERAL PROVISIONS

12.1       Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents to one or more Persons (a “Transferee”); provided, however, unless an Event of Default has occurred, no such Transferee shall be a BDC or venture capital fund or a wholly-owned Subsidiary of a BDC or venture capital fund.

12.2       Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

This Section 12.2 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

12.3       Time of Essence. Time is of the essence for the performance of all obligations in this Agreement.

12.4       Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5       Amendments in Writing, Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

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12.6       Reserved.

12.7       Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.8       Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.9       Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.10    Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. Without limiting the foregoing, except as otherwise provided in Section 4.1, the grant of security interest by Borrower in Section 4.1 shall survive until the termination of all Bank Services Agreements. The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.11    Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain (other than as a result of its disclosure by Bank in violation of this Agreement) after disclosure to Bank; or (ii) disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information. Bank Entities may use anonymous forms of confidential information for aggregate datasets, for analyses or reporting, and for any other uses not expressly prohibited in writing by Borrower. The provisions of the immediately preceding sentence shall survive termination of this Agreement.

12.12    Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of the Loan Documents, the prevailing party will be entitled to recover its reasonable attorneys’ fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.

13          DEFINITIONS

As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:

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“Account Control Agreement” means that certain Account Control Agreement, dated as of December 31, 2013, by and among GSV Capital Corp., Silicon Valley Bank, and U.S. Bank National Association (as such may be amended, modified or supplemented from time to time in accordance with the terms thereof and hereof).

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Accounts” are all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower's Books relating to any of the foregoing, as such definition may be amended from time to time according to the Code.

“Additional Convertible Notes Indebtedness” means Indebtedness incurred by Borrower pursuant to Section 2.10 of the 2013 Convertible Notes Indenture whereby Borrower may reopen such indenture and issue additional convertible senior notes thereunder, as provided for in the 2013 Convertible Notes Indenture, or a future issuance by Borrower of convertible notes on substantially similar terms to the 2013 Convertible Notes Indebtedness.

“Administration Agreement” means that that certain Administration Agreement, dated as of March 8, 2013, by and between Borrower and GSV Capital Service Company, LLC, as administrator, as such agreement may be amended, modified or supplemented from time to time in accordance with the terms thereof and hereof.

“Advance” or “Advances” means an advance (or advances) under the Revolving Line.

“Affiliate” of a Person is a Person that (a) that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, (b) who is a director, senior executive officer, partner, or manager (in the case of a limited liability company) (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) of any Person described in clause (a) above with respect to such Person, or (c) which, directly or indirectly through one or more intermediaries, is the beneficial or record owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, as the same is in effect on the date hereof) of five percent (5%) or more of any class of the outstanding voting equity interests, securities or other equity or ownership interests of such Person. For purposes of this definition, the term “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through ownership of securities or other interests, by contract or otherwise. Notwithstanding anything herein to the contrary, the term “Affiliate” shall not include any Person that constitutes a Portfolio Company.

“Bank Expenses” are all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Bank for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings), subject to any applicable limitations provided in Sections 12.2 and 12.12.

“Bank Services” are any products, credit services, and/or financial accommodations provided to Borrower during the term of this Agreement by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“BDC” means a “business development company” under the Investment Company Act.

“Borrower’s Books” are all of Borrower's books and records including ledgers, records regarding Borrower's assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

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“Borrowing Base” means 20% of Net Asset Value.

“Borrowing Resolutions” are, with respect to any Person, those resolutions substantially in the form attached hereto.

“Business Day” is any day that is not a Saturday, Sunday or a day on which the Bank is closed.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is the property described on Exhibit A, which excludes assets pledged by Borrower as Collateral (as defined in the Pledge and Escrow Agreement) to secure the Secured Obligations under the Pledge and Escrow Agreement.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

“Credit Extension” is each Advance or any other extension of credit by Bank for Borrower’s benefit.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Effective Date” is defined in the preamble to this Agreement.

“Equipment” is all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.

“Foreign Currency” means lawful money of a country other than the United States.

“FX Contract” is any foreign exchange contract by and between Borrower and Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency on a specified date.

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“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or a proceeding seeking reorganization, arrangement, or other relief.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

“Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Investment Advisory Agreement” means that certain Investment Advisory Agreement, dated as of March 8, 2013, by and between Borrower and GSV Asset Management, LLC, as adviser, as such agreement may be amended, modified or supplemented from time to time in accordance with the terms thereof and hereof.

“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time.

“Investment Policies” means the investment objectives, policies, restrictions and limitations set forth in the Registration Statement on Form N-2 as filed with the SEC in September 2013 including any amendments, changes, supplements or modifications to such investment objectives, policies, restrictions and limitations; provided that any amendment, change, supplement or modification thereto that (a) is, or could reasonably be expected to be, materially adverse to Bank and (b) was effected without the prior written consent of Bank shall be deemed excluded from the definition of “Investment Policies” for purposes of this Agreement.

“Letter of Credit” is a standby or commercial letter of credit issued by Bank upon request of a Borrower based upon an application, guarantee, indemnity, or similar agreement.

“Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Liquidity Event” means the receipt by Borrower of the proceeds from the sale or other disposition of the securities of any Portfolio Company, including in connection with any merger or acquisition or initial public offering involving any Portfolio Company and including proceeds received directly from a purchaser or indirectly through an escrow or agent.

“Loan Documents” are, collectively, this Agreement, any Bank Services Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower, and any other present or future agreement by Borrower with or for the benefit of Bank in connection with this Agreement or Bank Services, all as amended, restated, or otherwise modified.

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“Management Fees” is any fees due or to become due to GSV Asset Management, LLC for the provision of services to Borrower under the Investment Advisory Agreement.

“Marketable Securities” means one hundred percent (100%) of unrestricted publicly traded stock plus eighty percent (80%) of publicly traded stock subject to any trading restrictions.

“Material Adverse Change” is defined in Section 8.3.

“Maturity Date” is December 31, 2016.

“Net Asset Value” means Borrower’s net asset value determined on a quarterly basis and set forth in Borrower’s current quarterly report on Form 10-Q or annual report on Form 10-K, as applicable.

“Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses, and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, any interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower’s duties under the Loan Documents.

“Organizational Documents” means, for any entity, certified true copies of its constituent or organizational documents, including: (a) in the case of any partnership, trust or other form of business entity, the partnership or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time; (b) in the case of any limited liability company, the articles or certificate of formation and its operating agreement or limited liability company agreement, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time; and (c) in the case of a corporation, the certificate and articles of incorporation and its bylaws, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Other Permitted Indebtedness” means (a) accrued expenses and current trade accounts payable incurred in the ordinary course of the Borrower’s business which are not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings, (b) Indebtedness (other than Indebtedness for borrowed money) arising in connection with transactions in the ordinary course of the Borrower’s business in connection with its purchasing of securities, derivatives transactions, reverse repurchase agreements or dollar rolls to the extent such transactions are permitted under the Investment Company Act and the Borrower’s Investment Policies, provided that such Indebtedness does not arise in connection with the purchase of Investments other than Cash Equivalents and U.S. Government Securities and (c) Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as such judgments or awards do not constitute an Event of Default under Section 8.

“Permitted Indebtedness” is:

(a)	Borrower’s indebtedness to Bank under this Agreement or any other Loan Document;

(b)	Indebtedness existing on the Effective Date and shown on the Schedule;

(c)	Subordinated Debt not to exceed $60,000,000;

(d)	the 2013 Convertible Notes Indebtedness;

(e)	Additional Convertible Notes Indebtedness;

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(f)	Unsecured Longer-Term Indebtedness so long as no Default exists at the time of the incurrence thereof;

(g)	repurchase obligations arising in the ordinary course of business with respect to U.S. Government Securities;

(h)	obligations payable to clearing agencies, brokers or dealers in connection with the purchase or sale of securities in the ordinary course of business; and

(i)	Other Permitted Indebtedness.

“Permitted Investments” are:

(a)	Investments shown on the Schedule and existing on the Effective Date; and

(b)          (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor's Corporation or Moody's Investors Service, Inc., and (iii) Bank’s certificates of deposit issued maturing no more than 1 year after issue; and

(c)          Investments made in accordance with the Borrower’s Investment Policies.

“Permitted Liens” are:

(a)          Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b)          Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)          purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than $250,000 in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d)          Liens created by and pursuant to the 2013 Convertible Notes Indenture and the Pledge and Escrow Agreement, including with respect to both the 2013 Convertible Notes Indebtedness and the Additional Convertible Notes Indebtedness;

(e)          Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(f)          Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA); and

(g)           Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

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“Pledge and Escrow Agreement” means that certain Pledge and Escrow Agreement, dated as of September 17, 2013, by and among GSV Capital Corp., as pledgor, U.S. Bank National Association, as trustee, and U.S. Bank National Association, as securities intermediary and escrow agent (as such may be amended, modified or supplemented from time to time in accordance with the terms thereof and hereof), which agreement was entered into with respect to the 2013 Convertible Notes Indebtedness and was filed with the SEC on September 18, 2013, as part of Borrower’s Current Report on Form 8-K.

“Portfolio Company” means Persons in which Borrower has made and retains direct Investments (not through a Subsidiary) in accordance with its Investment Policies.

“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of California (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors).

“Responsible Officer” is each of Persons listed on the Borrowing Certificate.

“Revolving Line” is an aggregate principal amount equal to Eighteen Million Dollars ($18,000,000).

“Schedule” is the attached schedule of exceptions.

“SEC” means the Securities and Exchange Commission.

“Secured Obligations” shall have the meaning given to it in the Pledge and Escrow Agreement.

“2013 Convertible Notes Indebtedness” means Indebtedness of Borrower, incurred in September 2013, in an aggregate principal amount of Sixty Nine Million Dollars ($69,000,000) with respect to Borrower’s issuance of 5.25% convertible senior notes due 2018 pursuant to the 2013 Convertible Notes Indenture.

“2013 Convertible Notes Indenture” means that certain indenture dated as of September 17, 2013, by and between Borrower and U.S. Bank National Association with respect to Borrower’s 5.25% convertible senior notes due 2018, which indenture was filed with the SEC on September 18, 2013, as part of Borrower’s Current Report on Form 8-K.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“U.S. Government Securities” means securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States or any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States and in the form of conventional bills, bonds, and notes.

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“Unsecured Longer-Term Indebtedness” means any Indebtedness of Borrower that (a) has no amortization prior to, and a final maturity date not earlier than, six months after the Maturity Date (after giving effect to any extensions of the Maturity Date that have been exercised at the time of incurrence of the Indebtedness but not giving effect to any extensions exercised after the incurrence of such Indebtedness), (b) is incurred pursuant to documentation that is substantially comparable to market terms for substantially similar debt of other similarly situated borrowers as determined by the Borrower in its reasonable judgment and (c) is not secured by any assets of Borrower.

[SIGNATURE PAGE FOLLOWS.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

GSV CAPITAL CORP.

By:
Name:
Title:

BANK:

SILICON VALLEY BANK

By:
Name:
Title:

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral shall exclude Borrower’s assets pledged to secure the Secured Obligations (as defined in the Pledge and Escrow Agreement) in connection with the 2013 Convertible Notes Indebtedness and the Additional Convertible Notes Indebtedness.